Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOUTHPEAK INTERACTIVE CORPORATION

SouthPeak Interactive Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.           The amended and restated certificate of incorporation of the Corporation is hereby amended by deleting the first sentence of ARTICLE IV in its entirety and inserting the following in lieu thereof:

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, of which:  One Hundred Ninety Million (190,000,000) shares, par value $0.0001 per share, shall be shares of common stock (the “Common Stock”); and Twenty Million (20,000,000) shares, par value $0.0001 per share, shall be shares of preferred stock (the “Preferred Stock”).

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and by the written consent of stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Melanie Mroz, its President and Chief Executive Officer, this 1st day of November, 2010.

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Melanie Mroz
Name: Melanie Mroz
Title: President and Chief Executive Officer